Exhibit 99.1

For further information contact: John W. Bordelon, President and CEO (337) 237-1960

Release Date:	January 29, 2009
For Immediate Release

HOME BANCORP ANNOUNCES 2008 FOURTH QUARTER AND ANNUAL RESULTS

Lafayette, Louisiana – Home Bancorp, Inc. (NASDAQ: “HBCP”) (the “Company”), the holding company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced a net loss of $799,000 for the fourth quarter of 2008, a decrease of $1.2 million, or 295%, compared to the fourth quarter of 2007. The fourth quarter of 2008 was negatively impacted by a non-cash charge of $2.8 million for the other-than-temporary impairment (“OTTI”) of investment securities and a charge of $867,000 related to a shortfall in cash invested at other ATM locations. Excluding the impact of the OTTI and ATM charges, net income for the fourth quarter was $1.6 million, an increase of $1.2 million, or 302%, compared to the fourth quarter of 2007. Net income for 2008 was $2.7 million, a decrease of $607,000, or 18%, compared to 2007. Excluding the impact of the OTTI and ATM charges, net income for 2008 was $5.2 million, an increase of $1.8 million, or 55%, compared to 2007. The Company did not apply for or accept any funds from the U.S. Treasury’s bank capital purchase program.

John W. Bordelon, President and Chief Executive Officer of the Company and the Bank, stated, “Despite the reported net loss for the quarter, the Company’s core performance during 2008 was exceptional as we continued to gain quality loan and core deposit relationships. We are very excited about the opening of two Home Bank branches in Baton Rouge during the fourth quarter. We are confident our approach to retail and small business banking will help us to quickly gain traction in this market.”

“While many banks are contracting, Home Bank is gaining new clients daily as customers realize the importance of banking locally”, added Mr. Bordelon. “Our bankers are focused on ensuring Home Bank’s momentum continues to build during this challenging time for many in our industry.”

Mutual to Stock Conversion

The Company completed its initial public stock offering (“IPO”) on October 2, 2008, and began trading on the Nasdaq Global Market on October 3, 2008. The Company issued 8,926,875 shares of its common stock for an aggregate of $89,268,750 in total offering proceeds.

Baton Rouge Expansion

Home Bank opened two full-service branches in Baton Rouge during the fourth quarter of 2008. The Bank also operates a loan production office in Baton Rouge. The Bank has also purchased land on Corporate Boulevard in Baton Rouge and intends to open a full-service branch at this location during the fourth quarter of 2009.

Loans and Credit Quality

Loans totaled $335.6 million at December 31, 2008, an increase of $27.0 million, or 9%, from December 31, 2007, and an increase of $18.0 million, or 6%, from September 30, 2008. The majority of the Bank’s 2008 loan growth relates to commercial real estate loans. In contrast to several areas in the country, south central Louisiana real estate values have performed well due to the strong level of economic activity in our markets.

The Company recorded a $298,000 provision for loan losses during the fourth quarter of 2008, compared to $277,000 during the fourth quarter of 2007 and $93,000 in the third quarter of 2008. The increased provision was primarily the result of loan growth. Net loan charge-offs for 2008 were $167,000, or 0.05%, of average loans outstanding, compared to $114,000, or 0.04%, of average loans in 2007. Non-performing assets totaled $1.5 million, or 0.28%, of total assets at December 31, 2008, compared to $1.3 million and $638,000 at December 31, 2007 and September 30, 2008, respectively.

As of December 31, 2008, the allowance for loan losses as a percentage of total loans was 0.78%, compared to 0.75% at December 31, 2007 and September 30, 2008.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $118.3 million at December 31, 2008, an increase of $56.6 million, or 92%, from December 31, 2007, and an increase of $38.2 million, or 48%, from September 30, 2008. The increases relate primarily to the investment of IPO proceeds. At December 31, 2008, the Company had an unrealized loss position on its investment securities portfolio of $8.0 million, compared to an unrealized gain of $66,000 at December 31, 2007. The unrealized loss relates to the Company’s non-agency mortgage-backed securities holdings, which amounted to $51.1 million, or 10% of total assets, at December 31, 2008. The increase in the unrealized loss position of these securities reflects, among other factors, the impact the illiquid market and distressed sales have had on the market value of non-agency mortgage-backed securities.

Due to the deteriorating credit performance of the mortgage loans underlying three of the Company’s non-agency mortgage-backed securities, the Company recorded an OTTI charge of $2.8 million during the fourth quarter of 2008. If the performance of these impaired securities is better than current estimates, which reflect significant illiquidity discounts, the Company may have the opportunity to earn back a substantial portion of the write-downs over the remaining lives of the securities. To date, the Company has received all principal and interest payments due on these three securities in accordance with their terms. Based on management’s review of the remaining investment portfolio, no other declines in the market value of the Company’s investment securities are deemed to be other than temporary at December 31, 2008.

The following table summarizes the Company’s non-agency mortgage-backed securities portfolio as of December 31, 2008.

Collateral	# of Securities	Gross Carrying Value	Unrealized Gain/(Loss)	S&P Rating
Prime	17	$40,916,000	$(7,488,000)	AAA
Prime	1	1,183,000	(530,000)	AA
Prime	1	2,401,000	(359,000)	A
Prime	1	2,397,000	(18,000)	Not rated (1)
Prime	1	616,000	— (2)	B
Alt-A	1	1,657,000	42,000	AAA
Alt-A	1	886,000	— (3)	B
Alt-A	1	1,052,000	— (4)	Not rated (4)

Total non-agency mortgage-backed securities	24	$51,108,000	$(8,353,000)

(1)	Rated “Aaa” by Moody’s.
(2)	The Company recorded an OTTI charge of $706,000 on this security during the fourth quarter of 2008.
(3)	The Company recorded an OTTI charge of $762,000 on this security during the fourth quarter of 2008.
(4)	The Company recorded an OTTI charge of $1.4 million on this security during the fourth quarter of 2008. This security is rated “A3” by Moody’s and “CCC” by Fitch.

The Company holds no Federal National Mortgage Association (Fannie Mae) or Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock, equity securities, corporate bonds, trust preferred securities, hedge fund investments, collateralized debt obligations or structured investment vehicles.

Cash Invested at Other ATM Locations

Over the past several years, Home Bank has entered into contracts with various counterparties to provide cash for ATMs at approximately 1,200 locations throughout the United States. In September 2008, one of the ATM counterparties informed the Bank that it was discontinuing operations. To date, the cash returned to the Bank by the counterparty is $867,000 less than the balance due to the Bank. Given the uncertainty of collecting the balance due, the Company assumed no recovery and recorded a charge of $867,000 during the fourth quarter of 2008.

The Company is currently pursuing collection options, including recovery under the counterparty’s insurance policy for which Home Bank is a named insured. The Company has also put its insurance company on notice that the Company will file a claim under its fidelity bond.

Deposits

Deposits totaled $354.1 million at December 31, 2008, an increase of $609,000 from December 31, 2007, and an increase of $669,000 from September 30, 2008. While total deposits did not increase substantially during the year, core deposits (i.e., checking, savings and money market accounts) increased $20.7 million, or 12%, during 2008. The Company’s continued focus is on growing its core deposit base.

Accrued interest payable and other liabilities totaled $2.9 million at December 31, 2008, a decrease of $79.7 million from September 30, 2008. The high balance at September 30 resulted from cash receipts for subscriptions to purchase shares of the Company’s common stock in its IPO. The net proceeds of the IPO are reflected in the Company’s shareholders’ equity at December 31, 2008.

Net Interest Income

Net interest income for the fourth quarter of 2008 totaled $5.6 million, an increase of $1.6 million, or 39%, compared to the fourth quarter of 2007. Net interest income for 2008 totaled $18.7 million, an increase of $3.2 million, or 20%, compared to 2007. The Company’s net interest margin was 4.52% for the fourth quarter of 2008, 42 basis points higher than the same quarter a year ago and 23 basis points higher than the third quarter of 2008. The Federal Reserve rate cuts and corresponding cuts in other market rates during the fourth quarter of 2008 impacted the yield earned on average assets and rate paid on interest-bearing liabilities.

Average interest-earning assets totaled $494.9 million for the quarter ended December 31, 2008, which represents increases of 26% and 12% compared to the quarters ended December 31, 2007 and September 30, 2008, respectively. The average yield on interest-earning assets for the quarter ended December 31, 2008 was 5.92%, which represents decreases of 76 and 32 basis points compared to the quarters ended December 31, 2007 and September 30, 2008, respectively.

Average interest-bearing liabilities totaled $308.0 million for the quarter ended December 31, 2008, an increase of 2% and a decrease of 8% compared to the quarters ended December 31, 2007 and September 30, 2008, respectively. The average rate paid on interest-bearing liabilities for the quarter ended December 31, 2008 was 2.25%, which represents decreases of 110 and 32 basis points compared to the quarters ended December 31, 2007 and September 30, 2008, respectively.

Noninterest Income

Reported noninterest income (loss) under generally accepted accounting principles (“GAAP”) for the fourth quarter of 2008 was $(2.0) million, a decrease of $2.7 million, or 376%, compared to the same quarter a year ago. Excluding the impact of OTTI charges of $2.8 million, noninterest income for the fourth quarter of 2008 was $879,000, an increase of $172,000, or 24%, compared to the same quarter a year ago. Reported GAAP noninterest income for 2008 totaled $586,000, a decrease of $2.1 million, or 78%, compared to 2007. Excluding the impact of OTTI charges, noninterest income for 2008 totaled $3.4 million, an increase of $739,000, or 28%, compared to 2007. The primary reasons for the non-GAAP increases in noninterest income compared to the same periods last year were higher levels of service fees and charges and income from bank-owned life insurance policies purchased during the fourth quarter of 2007.

Noninterest Expense

Reported GAAP noninterest expense for the fourth quarter of 2008 was $4.8 million, an increase of $618,000, or 15%, compared to the same quarter a year ago. Excluding the impact of ATM charges of $867,000, noninterest expense for the fourth quarter of 2008 was $3.9 million, a decrease of $249,000, or 6%, compared to the same quarter a year ago. Reported GAAP noninterest expense for 2008 totaled $14.9 million, an increase of $1.9 million, or 14%, compared to 2007. Excluding the impact of ATM charges, noninterest expense for 2008 totaled $14.1 million, an increase of $989,000, or 8%, compared to 2007. Compensation and benefits expense in the fourth quarter of 2007 included $422,000 related to salary continuation plans. The primary reasons for the non-GAAP increase in noninterest expense compared to 2007 were compensation and benefits expense and occupancy expense increases related to the Company’s expansion into Baton Rouge.

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company’s management uses this non-GAAP financial information in its analysis of the Company’s performance. In this news release, information is included which excludes the impact of charges for the other-than-temporary impairment of investment securities and a shortage in cash invested at other ATM locations. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company’s core operating results. This non-GAAP financial information should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s prospectus, dated August 12, 2008, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2008	December 31, 2007	% Change	September 30, 2008
Assets
Cash and cash equivalents	$20,150,248	$11,746,082	72%	$60,389,012
Interest-bearing deposits in banks	1,685,000	3,267,000	(48)	792,000
Cash invested at other ATM locations	24,243,780	17,142,751	41	20,697,177
Securities available for sale, at fair value	114,235,261	56,995,287	100	76,301,887
Securities held to maturity	4,089,466	4,693,288	(13)	3,870,154
Mortgage loans held for sale	996,600	1,174,650	(15)	281,200
Loans, net of unearned income	335,568,071	308,582,151	9	317,564,165
Allowance for loan losses	(2,605,889)	(2,314,132)	13	(2,390,573)

Loans, net	332,962,182	306,268,019	9	315,173,592
Office properties and equipment, net	15,325,997	11,687,580	31	13,489,704
Cash surrender value of bank-owned life insurance	5,268,817	5,006,615	5	5,201,472
Accrued interest receivable and other assets	9,439,637	4,369,573	116	6,848,881

Total Assets	$528,396,988	$422,350,845	25%	$503,045,079

Liabilities
Deposits	$354,145,105	$353,536,399	—%	$353,476,182
Federal Home Loan Bank advances	44,420,795	16,883,436	163	15,843,422
Accrued interest payable and other liabilities	2,868,362	2,547,890	13	82,537,048

Total Liabilities	401,434,262	372,967,725	8	451,856,652

Total Shareholders’ Equity	126,962,726	49,383,120	157	51,188,427

Total Liabilities and Shareholders’ Equity	$528,396,988	$422,350,845	25%	$503,045,079

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended			For The Year Ended
	December 31,		%	December 31,		%
	2008	2007	Change	2008	2007	Change
Interest Income
Loans, including fees	$5,534,213	$5,464,873	1%	$21,790,163	$20,809,447	5%
Investment securities	1,478,963	663,962	123	4,283,960	2,667,979	61
Other investments and deposits	317,715	438,371	(28)	1,354,627	1,947,548	(30)

Total interest income	7,330,891	6,567,206	12	27,428,750	25,424,974	8

Interest Expense
Deposits	1,575,505	2,461,106	(36)	7,903,313	9,626,217	(18)
Federal Home Loan Bank advances	160,495	76,828	109	843,937	282,099	199

Total interest expense	1,736,000	2,537,934	(32)	8,747,250	9,908,316	(12)

Net interest income	5,594,891	4,029,272	39	18,681,500	15,516,658	20
Provision for loan losses	297,775	277,486	7	459,212	419,872	9

Net interest income after provision for loan losses	5,297,116	3,751,786	41	18,222,288	15,096,786	21

Noninterest Income
Service fees and charges	612,087	488,039	25	2,326,143	1,881,153	24
Gain on sale of loans, net	61,903	93,423	(34)	254,456	311,744	(18)
Net loss on sale of real estate owned	(12,147)	(4,140)	193	(15,635)	(4,140)	278
Other-than-temporary impairment of securities	(2,832,920)	—	—	(2,832,920)	—	—
Other income	217,311	129,821	67	853,865	491,214	74

Total noninterest income	(1,953,766)	707,143	(376)	585,909	2,679,971	(78)

Noninterest Expense
Compensation and benefits	2,359,437	2,449,254	(4)	8,787,310	7,994,357	10
Occupancy	221,254	178,946	24	791,043	693,250	14
Marketing and advertising	135,112	180,899	(25)	475,380	515,228	(8)
Data processing and communication	207,707	230,533	(10)	872,316	855,236	2
Depreciation	207,554	261,075	(21)	813,916	867,603	(6)
Loss on ATM cash	867,389	—	—	867,389	—	—
Other expenses	783,083	862,914	(9)	2,315,399	2,141,019	8

Total noninterest expense	4,781,536	4,163,621	15	14,922,753	13,066,693	14

Income (loss) before income tax expense (benefit)	(1,438,186)	295,308	(587)	3,885,444	4,710,064	(18)
Income tax expense (benefit)	(639,089)	(113,658)	462	1,169,852	1,387,359	(16)

Net Income (Loss)	$(799,097)	$408,966	(295)%	$2,715,592	$3,322,705	(18)%

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended			For The Three Months Ended
	December 31,		%	September 30,	%
	2008	2007	Change	2008	Change
EARNINGS DATA
Interest Income
Loans, including fees	$5,534,213	$5,464,873	1%	$5,455,504	1%
Investment securities	1,478,963	663,962	123	1,054,335	40
Other investments and deposits	317,715	438,371	(28)	387,095	(18)

Total interest income	7,330,891	6,567,206	12	6,896,934	6

Interest Expense
Deposits	1,575,505	2,461,106	(36)%	1,875,504	(16)%
Federal Home Loan Bank advances	160,495	76,828	109	280,141	(43)

Total interest expense	1,736,000	2,537,934	(32)	2,155,645	(19)

Net interest income	5,594,891	4,029,272	39	4,741,289	18
Provision for loan losses	297,775	277,486	7	92,500	222

Net interest income after provision for loan losses	5,297,116	3,751,786	41	4,648,789	14

Noninterest Income
Service fees and charges	612,087	488,039	25%	592,717	3%
Gain on sale of loans, net	61,903	93,423	(34)	41,555	49
Net loss on sale of real estate owned	(12,147)	(4,140)	193	—	—
Other-than-temporary impairment of securities	(2,832,920)	—	—	—	—
Other income	217,311	129,821	67	224,248	(3)

Total noninterest income	(1,953,766)	707,143	(376)	858,520	(328)

Noninterest Expense
Compensation and benefits	2,359,437	2,449,254	(4)%	2,191,874	8%
Occupancy	221,254	178,946	24	194,205	14
Marketing and advertising	135,112	180,899	(25)	82,241	64
Data processing and communication	207,707	230,533	(10)	197,078	5
Depreciation	207,554	261,075	(21)	203,282	2
Loss on ATM cash	867,389	—	—	—	—
Other expenses	783,083	862,914	(9)	530,930	47

Total noninterest expense	4,781,536	4,163,621	15	3,399,610	41

Income (Loss) before income tax expense (benefit)	(1,438,186)	295,308	(587)	2,107,699	(168)
Income tax expense (benefit)	(639,089)	(113,658)	462	715,524	(189)

Net Income (Loss)	$(799,097)	$408,966	(295)%	$1,392,175	(157)%

	For The Three Months Ended			For The Three Months Ended
	December 31,		%	September 30,	%
	2008	2007	Change	2008	Change
AVERAGE BALANCE SHEET DATA (dollars in thousands)
Total assets	$503,947	$405,972	24%	$464,560	8%
Total earning assets	494,944	393,134	26	442,051	12
Loans	325,520	300,882	8	315,431	3
Interest bearing deposits	284,154	295,861	(4)	296,485	(4)
Total deposits	367,935	349,296	5	359,210	2
Total shareholders’ equity	106,814	46,576	129	50,052	113

SELECTED RATIOS
Return on average assets	(0.63)%	0.40%	(257)%	1.20	(153)%
Return on average total equity	(2.99)	3.51	(185)	11.12	(127)
Efficiency ratio	131.32	87.91	49	60.71	116
Average equity to average assets	21.20	11.47	85	10.77	97
Core capital ratio	24.65	11.86	108	10.57	133
Net interest margin	4.52	4.10	10	4.29	5

	December 31,	December 31,	%	September 30,
	2008	2007	Change	2008
CREDIT QUALITY (dollars in thousands)
Nonaccrual loans	$1,427	$1,295	10%	$552	159%
Accruing loans past due 90 days and over	—	—	—	—	—

Total nonperforming loans	1,427	1,295	10	552	159
Other real estate owned	37	—	—	86	(58)

Total nonperforming assets	$1,464	$1,295	13	$638	129

Nonperforming assets to total assets	0.28%	0.31%	(10)%	0.13%	118%
Nonperforming loans to total assets	0.27	0.31	(12)	0.11	146
Nonperforming loans to total loans	0.43	0.42	1	0.17	150
Allowance for loan losses to nonperforming assets	178.0	178.7	—	374.7	(52)
Allowance for loan losses to nonperforming loans	182.6	178.7	2	433.1	(58)
Allowance for loan losses to total loans	0.78	0.75	4	0.75	3

Year-to-date loan charge-offs	$212	$125	69%	$123	72%
Year-to-date loan recoveries	45	11	315	38	19
Year-to-date net loan charge-offs	167	114	48	85	97
Annualized YTD net loan charge-offs to total loans	0.05%	0.04%	36%	0.04%	39%

	4Q 2008	YTD 2008
NON-GAAP PRO FORMA NET INCOME
Reported net income (loss)	$(799,097)	$2,715,592
Add: OTTI charge (after tax)	1,869,700	1,869,700
Add: ATM shortage charge (after tax)	572,200	572,200

Non-GAAP net income	$1,642,803	$5,157,492